Exhibit 99.1

Wolverine World Wide, Inc. 9341 Courtland Drive Rockford, MI 49351 Phone (616)866-5500; Fax (616)866-0257 FOR IMMEDIATE RELEASE CONTACT: Don Grimes (616) 863-4404
WOLVERINE WORLD WIDE, INC. ANNOUNCES RECORD EARNINGS PER SHARE FOR SECOND QUARTER 2010, INCREASES FULL YEAR REVENUE AND EARNINGS GUIDANCE
Adjusted Diluted EPS Grows 44.4% to $0.39
Rockford, Michigan, July 15, 2010 — Wolverine World Wide, Inc. (NYSE: WWW) today reported strong results for the second quarter ended June 19, 2010, including its second consecutive quarter of record earnings per share.
Second quarter reported revenue was $258.2 million, an increase of 4.8% versus the prior year. Continued impressive organic growth was partially offset by the delay into the subsequent quarter of a significant shipment to a third party distributor and, as expected, by lower closeout sales — the latter of which had a beneficial impact on gross margin in the quarter. Foreign exchange had minimal impact on reported revenue in the quarter.
Excluding $2.7 million of charges in the quarter related to the Company’s now fully-implemented strategic restructuring plan, diluted earnings were a record $0.39 per share, compared to 2009 adjusted diluted earnings of $0.27 per share, an increase of 44.4%. Reported diluted earnings in the quarter were $0.35 per share compared to $0.16 per share in the second quarter of 2009.
“The momentum in our business this year continued into the second quarter with very solid growth in both revenue and earnings,” stated Blake W. Krueger, the Company’s Chairman and Chief Executive Officer. “Our strong financial results were well balanced across our portfolio, with all four major branded operating groups contributing to the outstanding earnings performance. Our retail and eCommerce businesses also delivered impressive results. The Company’s exceptional year-to-date earnings performance is a clear testament to the power of our global business model.”
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Q2 2010	page 2
Don Grimes, the Company’s Chief Financial Officer, commented, “The Company remains focused on meeting the performance needs and style demands of our consumers, while continually striving to increase market share across the product categories in which our brands compete. We believe the quarter’s excellent results underscore the Company’s focus on rewarding our investors with an appropriate balance between near-term earnings growth and long-term investments for the future.”
Highlights for the quarter:
•
Adjusted for restructuring and related charges in both years, gross margin in the quarter expanded significantly to a record 40.3%, compared to prior year gross margin of 37.8%, driven by a lower percentage of closeout sales, lower product costs and benefits from year-over-year selling price increases. Reported gross margin in the quarter was 40.2% versus 37.3% for the second quarter 2009.

•
Adjusted for restructuring and related charges in both years, operating expenses in the quarter were $76.7 million compared to prior year operating expenses of $72.8 million, an increase of 5.4%. The increase was driven, in part, by double digit growth in advertising and marketing spend and incremental investments in selling infrastructure designed to fuel future growth. Reported operating expenses in the quarter were $79.0 million versus $79.7 million for the second quarter 2009.

•
Accounts receivable at the end of the quarter were up only 0.2% versus the quarter’s mid-single digit revenue increase. Days sales outstanding at quarter end decreased versus the prior year. Inventory at the end of the quarter was down $12.9 million, or 7.0%, compared to the prior year.

•
The Company repurchased approximately 753,000 of its own shares in the quarter for an aggregate cost of $22.6 million. Year to date, the Company has repurchased approximately 1.6 million shares for a total cost of $47.1 million. The Company has a solid balance sheet, with no significant debt, no borrowings against its recently-announced new $150 million revolving credit facility and $110.1 million of cash and cash equivalents at the end of the second quarter.

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Q2 2010	page 3
Due to the strong year-to-date revenue performance across the portfolio and continued solid order trends, the Company is increasing its full-year revenue estimate to a range of $1.190 billion to $1.220 billion, representing growth of 8.1% to 10.8% versus the prior year. The Company is also increasing its full-year earnings outlook, excluding restructuring and related charges of $0.06 per share, to a range of $1.98 to $2.04 per share. This range represents growth of 11.9% to 15.3% versus the prior year’s adjusted diluted earnings per share of $1.77. Reported earnings per diluted share are anticipated in the range of $1.92 to $1.98.
Krueger continued, “The Company is off to an excellent start this year. Our increased 2010 revenue and earnings guidance reflects the strength and momentum of our lifestyle brands in the global marketplace. Product innovation and compelling marketing across our portfolio are driving success at retail, as consumers have embraced our new product offerings. We remain committed to meeting, and exceeding, the wants and needs of our consumers while also delivering superior financial returns to our shareholders.”
The Company will host a conference call at 8:30 a.m. EDT today to discuss these results and current business trends. To listen to the call at the Company’s website, go to www.wolverineworldwide.com, click on “Investors” in the navigation bar, and then click on “Webcast” from the top navigation bar of the “Investors” page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free at www.wolverineworldwide.com. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company’s website through July 29, 2010.
With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world’s leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company’s portfolio of highly recognized brands includes: Bates®, Chaco®, Cushe™, Hush Puppies®, HYTEST®, Merrell®, Sebago® Soft Style® and Wolverine®. The Company also is the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company’s products are carried by leading retailers in the U.S. and globally in 180 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.
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Q2 2010	page 4
This press release contains forward-looking statements. In addition, words such as “estimates,” “anticipates”, “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Current uncertainty in global economic conditions makes it particularly difficult to predict product demand and other related matters and makes it more likely that the Company’s actual results could differ materially from expectations. Risk Factors include, among others: the Company’s ability to successfully develop brands and businesses; changes in duty structures in countries of import and export including anti-dumping measures in Europe and other countries; trade defense actions by countries; the Company’s ability to implement and recognize benefits from tax planning strategies; changes in consumer preferences or spending patterns; cancellation of orders for future delivery; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; regulatory or other changes affecting the supply of materials used in manufacturing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; the impact of changes in the value of foreign currencies and the relative value to the U.S. Dollar; the development of new initiatives; the development of apparel; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; weather; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.
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WOLVERINE WORLD WIDE, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
($000s, except per share data)

	12 Weeks Ended		24 Weeks Ended
	June 19,	June 20,	June 19,	June 20,
	2010	2009	2010	2009

Revenue	$258,199	$246,438	$543,096	$501,762
Cost of products sold	154,093	153,380	320,420	303,441
Restructuring and related costs	425	1,018	1,406	3,338

Gross profit	103,681	92,040	221,270	194,983
Gross margin	40.2%	37.3%	40.7%	38.9%

Selling, general and administrative expenses	76,720	72,823	155,260	148,143
Restructuring and related costs	2,311	6,901	2,828	19,039

Operating expenses	79,031	79,724	158,088	167,182

Operating profit	24,650	12,316	63,182	27,801
Operating margin	9.5%	5.0%	11.6%	5.5%

Interest (income) expense, net	(4)	119	85	208
Other expense, net	395	520	165	412

	391	639	250	620

Earnings before income taxes	24,259	11,677	62,932	27,181

Income taxes	7,037	3,771	18,251	8,780

Net earnings	$17,222	$7,906	$44,681	$18,401

Diluted earnings per share	$0.35	$0.16	$0.89	$0.37

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
($000s)

	June 19,	June 20,
	2010	2009
ASSETS:
Cash & cash equivalents	$110,120	$79,171
Receivables	183,221	182,881
Inventories	170,773	183,661
Other current assets	19,801	23,253

Total current assets	483,915	468,966
Property, plant & equipment, net	70,555	77,998
Other assets	130,043	120,798

Total Assets	$684,513	$667,762

LIABILITIES & EQUITY:
Current maturities on long-term debt	$492	$549
Revolving credit agreement	—	34,800
Accounts payable and other accrued liabilities	117,365	116,179

Total current liabilities	117,857	151,528
Long-term debt	492	1,094
Other non-current liabilities	88,053	72,689
Stockholders’ equity	478,111	442,451

Total Liabilities & Equity	$684,513	$667,762

WOLVERINE WORLD WIDE, INC.
REVENUE BY OPERATING GROUP
(Unaudited)
($000s)

	12 Weeks Ended
	June 19, 2010		June 20, 2009		Change
	Revenue	% of Total	Revenue	% of Total	$	%

Outdoor Group	$97,857	37.9%	$92,865	37.7%	$4,992	5.4%
Wolverine Footwear Group	54,855	21.2%	49,711	20.2%	5,144	10.3%
Heritage Brands Group	44,327	17.2%	45,050	18.3%	(723)	-1.6%
Hush Puppies Group	25,588	9.9%	27,069	11.0%	(1,481)	-5.5%
Other	2,520	1.0%	3,444	1.3%	(924)	-26.8%

Total branded footwear, apparel and licensing revenue	225,147	87.2%	218,139	88.5%	7,008	3.2%
Other business units	33,052	12.8%	28,299	11.5%	4,753	16.8%

Total Revenue	$258,199	100.0%	$246,438	100.0%	$11,761	4.8%

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
($000s)

	24 Weeks Ended
	June 19,	June 20,
	2010	2009
OPERATING ACTIVITIES:
Net earnings	$44,681	$18,401
Adjustments necessary to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,854	7,275
Deferred income taxes	(649)	2
Stock-based compensation expense	4,237	4,033
Pension	7,517	7,224
Restructuring and other transition costs	4,234	22,378
Cash payments related to restructuring	(6,912)	(11,662)
Other	8,327	(9,322)
Changes in operating assets and liabilities	(58,956)	3,617

Net cash provided by operating activities	10,333	41,946

INVESTING ACTIVITIES:
Business acquisitions	—	(7,954)
Additions to property, plant and equipment	(5,102)	(4,937)
Other	(890)	(1,063)

Net cash used in investing activities	(5,992)	(13,954)

FINANCING ACTIVITIES:
Net borrowings under revolver	—	(24,700)
Cash dividends paid	(10,799)	(10,729)
Purchase of common stock for treasury	(48,057)	(6,195)
Other	8,393	1,550

Net cash used in financing activities	(50,463)	(40,074)

Effect of foreign exchange rate changes	(4,197)	1,751

Decrease in cash and cash equivalents	(50,319)	(10,331)

Cash and cash equivalents at beginning of year	160,439	89,502

Cash and cash equivalents at end of year	$110,120	$79,171

As required by the Securities and Exchange Commission Regulation G, the following tables contain information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:
WOLVERINE WORLD WIDE, INC.
RECONCILIATION OF REPORTED FINANCIAL RESULTS TO ADJUSTED FINANCIAL
RESULTS, EXCLUDING RESTRUCTURING AND RELATED COSTS*
(Unaudited)
($000s, except per share data)

	As Reported		As Adjusted
	12 Weeks Ended	Restructuring and	12 Weeks Ended
	June 19, 2010	Related Costs (a)	June 19, 2010

Gross profit	$103,681	$425	$104,106
Gross margin	40.2%		40.3%

Operating expenses	$79,031	$(2,311)	$76,720
% of revenue	30.6%		29.7%
% change from prior year	-0.9%		5.4%

Diluted earnings per share	$0.35	$0.04	$0.39
% change from prior year	118.8%		44.4%

	As Reported		As Adjusted
	12 Weeks Ended	Restructuring and	12 Weeks Ended
	June 20, 2009	Related Costs (a)	June 20, 2009

Gross profit	$92,040	$1,018	$93,058
Gross margin	37.3%		37.8%

Operating expenses	$79,724	$(6,901)	$72,823
% of revenue	32.4%		29.6%

Diluted earnings per share	$0.16	$0.11	$0.27
RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE, EXCLUDING
RESTRUCTURING AND RELATED COSTS*
(Unaudited)

	Full-Year 2010		Full-Year 2010
	Guidance	Restructuring and	Guidance
	(GAAP Basis)	Related Costs (a)	As Adjusted

Diluted earnings per share	$1.92 – $1.98	$0.06	$1.98 – $2.04

(a)
These adjustments present the Company’s results of operations and guidance on a continuing basis without the effects of fluctuations in restructuring and related costs. The adjusted financial results and guidance are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.

*
To supplement the consolidated financial statements and guidance presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company describes what certain financial measures would have been in the absence of restructuring and related costs. The Company believes these non-GAAP measures provide useful information to both management and investors to increase comparability to the prior period by adjusting for certain items that may not be indicative of core operating measures. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP. A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures, are found in the financial tables above.